Exhibit 10.12

We are pleased that you are interested in joining our team at Agilent Technologies in the Semiconductor Test Systems (STS) business that will be spinning off within the next year (NewCo).  This letter is our offer of employment for the position of Vice President, General Counsel and Secretary at NewCo, initially reporting directly to me.  Upon hiring a President and CEO for NewCo, you will begin reporting to that individual. Your base salary will be $250,000.00 per year and you will be a participant in a variable pay program at the beginning of the next fiscal quarter. If your start date is on or before February 1, 2006, you will be a participant in the variable pay program beginning February 1, 2006.  Your variable pay target bonus opportunity will be 40% and broken out as follows:  (1) 15% target bonus opportunity tied to NewCo business performance; (2) 25% target bonus opportunity based upon NewCo IPO milestones to be determined.

In addition, you will be eligible to receive an annual long term incentive equity grant.  We are pleased to offer you an initial equity grant equivalent to $463,000.00 in value. This grant of NewCo equity will be priced and effective at the time of the Initial Public Offering and will be distributed as non-qualified stock options (75%) and a restricted stock grant (25%).  This equity grant will vest 25% per year on an annual basis. The terms and conditions of your grant will be governed by the NewCo stock plan and subject to the:NewCo Board of Directors’ approval. Future annual grants will be based on performance and competitive market practice.

Should you join Agilent Technologies/NewCo, you will have the opportunity to enter into a Severance Agreement upon the commencement of your employment.  The Severance Agreement provides a payment of one year’s base salary plus targeted annual bonus should either of the following occur:  (1) upon hire of the NewCo President and CEO, it is determined that the working relationship is incompatible and you are terminated without cause; or (2) the target IPO of NewCo does not take place as planned.  In addition, in the case of a change of control, the Severance Agreement provides a payment of one year’s base salary plus targeted annual bonus and all unvested stock options and restricted stock will accelerate.  A detailed description of the terms and conditions of the severance agreement will be provided to you upon acceptance of this offer.

You will also be eligible for 20 days of Flexible Time Off (FTO), effective your first year of employment, and other Agilent Technologies,/NewCo Benefits.  A few key Agilent Technologies/NewCo benefits are stock purchase plan, 401K plan, medical and dental plans.

Please note that this offer is contingent upon:

1.                                       Completion and return of Employment Acceptance form

2.                                       Completion and return of Agreement Regarding Confidential Information and Proprietary Developments

3.                                       Completion of a background and reference check (http://www.sterlingtesting.com/ad/agilent/bg)
Because we are committed to providing a safe and productive work environment, if you accept my employment offer you will be required to successfully complete a background and reference check which includes verification of such things as prior employment and education and criminal conviction history.  An Agilent Technologies representative will contact you to assist with the background check.

Enclosed with this letter is a current copy of our Standards of Business Conduct. Adherence to these policies, including subsequent changes, is required of all employees.  Also enclosed for your signature are (1) Agilent Technologies’ Agreement Regarding Confidential Information and Proprietary Development and (2) the Employment Acceptance Form.  You may notify me by phone of your intention to accept this offer; however, for such acceptance  to be valid, these forms must be signed and returned to me.

Ken, I am excited about the prospect of your joining Agilent Technologies/NewCo.  If you have any questions, please call me at (650) 752-5070.